Exhibit 10.5
EXECUTION COPY
FOURTH AMENDED AND RESTATED LOAN AGREEMENT
WAIVER AND AMENDMENT
     THIS WAIVER AND AMENDMENT, dated as of August 10, 2009 (this “Waiver”), is entered into by and among Mercantile Bancorp, Inc., a Delaware corporation (“Borrower”), and Great River Bancshares, Inc., a Nevada corporation (“Lender”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement (as defined below).
RECITALS
     WHEREAS, Borrower and Lender are parties to that certain Fourth Amended and Restated Loan Agreement dated as of April 30,2009 (the “Loan Agreement”);
     WHEREAS, Borrower has breached Sections 5.13 and 6.12 of the Loan Agreement (the “Breached Provisions”) and as a result an Event of Default, as defined in Section 7 of the Loan Agreement, has occurred;
     WHEREAS, Borrower has requested Lender to waive the Event of Default under the Loan Agreement resulting solely from the Breached Provisions, and Lender is willing to waive such Event of Default in accordance with the terms and conditions of this Waiver;
     WHEREAS, Lender has also agreed to extend the payment dates for the payment of the principal amounts outstanding on the Term Note A; and
     WHEREAS, Borrower has requested Lender to amend certain sections of the Loan Agreement and Lender is willing to amend those certain sections as set forth in this Waiver.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Waiver. Subject to the other terms and conditions of this Waiver, Lender hereby waives the Event of Default caused solely by: (i) Borrower’s failure to comply with Section 5.13 of the Loan Agreement as of June 30, 2009; (ii) Borrower’s failure to comply with Section 6.12 of the Loan Agreement through the date hereof; and (iii) Borrower’s failure to comply with Section 5.11 of the Loan Agreement solely with respect to Borrower and Royal Palm Bank through the date hereof; and hereby extends the principal payments on the Term Note A pursuant to Section 2.02(a) of the Loan Agreement and to Term Note A. Lender hereby further waives the Event of Default caused by Borrower’s failure to comply with Section 5.11 of the Loan Agreement solely with respect to Borrower and Royal Palm from the date hereof until and including August 31, 2009. Except for the waiver and extension expressly set forth in the immediately preceding sentence, this Waiver does not modify or affect the obligations of the Borrower to comply fully with all terms, conditions and covenants contained in the Loan

Agreement (as amended below) or any of the other Transaction Documents. Nothing contained in this Waiver shall be deemed to constitute a waiver of any other Default or Event of Default under the Transaction Documents or a waiver of any rights or remedies Lender may have arising as a result of such other Defaults or Events of Default or any other rights or remedies Lender may have under any Transaction Document or under applicable law.
     2. Amendments. The Loan Agreement shall be amended by deleting the Sections 2.02(a), 5.13, 5.16, 6.12 and 7.12 in their entirety and replacing them with the following:
     (a) “2.02(a) Lender has acquired from US Bank and assumed all of US Bank’s right, title and interest in and to a term loan of Fifteen Million One Hundred Nine Thousand One Hundred Twelve Dollars and Fifty Cents ($15,109,112.50) (“Term Loan A”) initially made by US Bank to Borrower pursuant to the Original Loan Agreement. Term Loan A is not revolving in nature and any principal repaid on Term Loan A may not be reborrowed. The principal amount of Term Loan A shall be due and payable in two (2) installments as follows: the first installment of $750,000 shall be due and payable on September 30, 2009, and a final installment in the amount of the then outstanding and unpaid principal balance of Term Loan A shall be due and payable on November 10, 2009.”
     (b) “5.13 Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio of at least (i) 0.5 to 1.00 for the period from January 1, 2009 through September 30, 2009, as measured as of September 30, 2009; and (ii) 1.10 to 1.00 for each four (4) consecutive fiscal quarter period ending on or after December 31, 2009.”
     (c) “5.16 Stockholders’ Equity. Maintain as of the last day of each calendar month stockholders’ equity determined in accordance with GAAP in an amount equal to or greater than $45.4 million.”
     (d) “6.12 Non-Performing Assets. Permit the aggregate amount of Non-Performing Assets of all Subsidiary Banks on a combined basis to equal or exceed (i) Fifty Percent (50%) of the then Primary Capital of all Subsidiary Banks, as determined according to GAAP, at any time from the date of this Agreement through August 31, 2009, or (ii) Thirty-Six Percent (36%) of the then Primary Capital of all Subsidiary Banks, as determined according to GAAP, at any time from September 1, 2009 through September 30, 2009, or (iii) Eighteen Percent (18%) of the then Primary Capital of all Subsidiary Banks, as determined according to GAAP, at any time from and after October 1, 2009.”
     (e) “7.12 (i) Any Subsidiary Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act of 1959, as amended; (ii) a cease and desist order, memorandum of understanding or other agreement shall be issued by any Regulatory Agency against or affecting any Subsidiary Holding Company, any Subsidiary Bank (other than Heartland Bank and Royal Palm Bank) or any other Obligor

(except Borrower) which (in Lender’s reasonable opinion) has or could have a Material Adverse Effect on the business, operation or condition, financial or otherwise, of Borrower, any Subsidiary Holding Company, any Subsidiary Bank or any other Obligor; (iii) the Memorandum of Understanding issued by the Federal Reserve Bank of St. Louis on March 17, 2009 with respect to Borrower is modified or amended in any manner (the “MOU”) that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Borrower as determined in the sole discretion of Lender; (iv) the cease and desist order issued by the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation (the “FDIC”) on May 7, 2009, with respect to Royal Palm Bank (the “Royal Palm Order”) is modified or amended in any manner that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Royal Palm Bank as determined in the sole discretion of Lender; (v) the cease and desist order issued by the State Bank Commissioner of the State of Kansas and the FDIC on March 9, 2009 with respect to Heartland Bank (the “Heartland Order”) is modified or amended in any manner that makes the same more burdensome upon, more restrictive of, or imposes new conditions, limitations or requirements on Heartland Bank as determined in the sole discretion of Lender; or (vi) Borrower, any Subsidiary Holding Company or any Subsidiary Bank fails to comply with the terms of the MOU, the Royal Palm Order or the Heartland Order, or any amendment or waiver thereof in any respect as determined in the sole discretion of Lender.”
     3. Definitions. Section 1 of the Agreement shall be modified by deleting the defined term “Actual Order” and “Draft Order” and adding the following definition in alphabetical order: “Royal Palm Order” shall have the meaning ascribed thereto in Section 7.12.”
     4. Miscellaneous.
     (a) Except as herein specifically agreed, the Transaction Documents, and the obligations of Borrower thereunder, are hereby ratified and confirmed in all respects and shall remain in full force and effect according to their respective terms. Borrower agrees to strictly comply with the terms of this Waiver and each Transaction Document. Each Transaction Document shall continue to constitute a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its respective terms except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general. Any breach of the terms of this Waiver shall constitute and Event of Default under the Loan Agreement.
     (b) Borrower hereby represents and warrants to Lender as follows:
     (i) Borrower has taken all necessary action to authorize the execution, delivery and performance of this Waiver.

     (ii) This Waiver has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights in general.
     (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance of this Waiver by the Borrower.
     (iv) The execution, delivery and performance of this Waiver does not and will not: (A) violate any provision of law applicable to Borrower, the certificate of incorporation, bylaws, or other applicable governing document of Borrower or any order, judgment, or decree of any court or agency of government binding upon Borrower; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower; or (C) result in or require the creation or imposition of any lien upon any of the assets of Borrower.
     (v) The representations and warranties of the Borrower set forth in the Transaction Documents are true and correct as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date, and, after giving effect to this Waiver, no Default or Event of Default has occurred and is continuing.
     (c) IN ADDITION, TO INDUCE LENDER TO AGREE TO THE TERMS OF THIS WAIVER, BORROWER ON BEHALF OF ITSELF AND EACH OBLIGOR REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS WAIVER, THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSE OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS AND IN ACCORDANCE THEREWITH IT:
          (i) WAIVER. ON BEHALF OF ITSELF AND EACH OBLIGOR, WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSE OR COUNTERCLAIMS WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE OF ITS EXECUTION OF THIS WAIVER; AND
          (ii) RELEASE. ON BEHALF OF ITSELF AND EACH OBLIGOR, RELEASES AND DISCHARGES LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS, AFFILIATES AND ATTORNEYS (COLLECTIVELY, “RELEASED PARTIES”) FROM ANY AND ALL OBLIGATIONS, INDEBTEDNESS, LIABILITIES, CLAIMS, RIGHTS, CAUSES OF ACTION OR DEMANDS WHATSOEVER, WHETHER

KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, IN LAW OR EQUITY, WHICH BORROWER OR ANY OBLIGOR EVER HAD, NOW HAS, CLAIMS TO HAVE OR MAY HAVE AGAINST ANY RELEASED PARTY ARISING PRIOR TO THE DATE HEREOF AND FROM OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.
     (d) Borrower acknowledges and agrees that as of the date hereof Lender has fully performed all obligations that it may have under the Transaction Documents.
     (e) This Waiver may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Waiver by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
     (f) THIS WAIVER EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS (ORAL OR WRITTEN) RELATING TO THE SUBJECT MATTER HEREOF. THIS WAIVER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
     (g) IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS WAIVER SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS WAIVER ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTIFICATION APPLIES TO ALL OTHER CREDIT AGREEMENTS IN EFFECT BETWEEN THE PARTIES HERETO.
     (h) Borrower agrees to pay on demand all out-of-pocket expenses incurred by Lender (including fees and expenses of counsel) incurred in connection with the negotiation and preparation of this Waiver.
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     Each of the parties hereto has caused a counterpart of this Waiver to be duly executed and delivered as of the date first above written.

Borrower:

MERCANTILE BANCORP, INC.

By:	/s/ Ted T. Awerkamp

Name: Ted T. Awerkamp
Title: President & Chief Executive Officer

Lender:

GREAT RIVER BANCSHARES, INC.

By:	/s/ R. Dean Phillips

Name: R. Dean Phillips
Title: Chairman of the Board